EXHIBIT 3.


KPMG PEAT MARWICK LLP

233 South 13th Street, Suite 1600
Lincoln, NE  68508-2041

Two Central Park Plaza
Suite 1501
Omaha, NE  68102


                               ACCOUNTANTS' CONSENT



The Board of Directors
Union Financial Services-1, Inc.


We consent to the incorporation by reference in the registration statement on Form S-3, relating to Union Financial Services-1, Inc.'s registration of Taxable Student Loan Asset-Backed Notes of our report, dated February 20, 1998, relating to the balance sheet of Union Financial Services-1, Inc. as of December 31, 1997 and 1996, and related statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 1997 and the period from inception (February 28, 1996) to December 31, 1996, which report appears in the December 31, 1997 annual report on Form 10-K of Union Financial Services-1, Inc.

/s/ KPMG PEAT MARWICK LLP


Lincoln, Nebraska
December 8, 1998